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Exhibit 23

                          CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporation by reference in the Registration Statement (Form S-8 No. 33-74646) pertaining to the Checkmate Electronics, Inc. Employee Incentive Stock Option Plan and the Checkmate Electronics, Inc. 1993 Stock Option Plan and in the Registration Statement (Form S-8 No. 33-93520) pertaining to the Checkmate Electronics, Inc. 1994 Directors' Stock Option Plan and the Checkmate Electronics, Inc. Non-Incentive Stock Option
Agreement of our report dated February 18, 1998, with respect to the financial statements of Checkmate Electronics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.

                                             /s/  Ernst & Young LLP

Atlanta, Georgia March 26, 1998

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